                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)(1)



                             Mobilemedia Corporation
                                (Name of Issuer)


                     Class A Common Stock, par value $0.001
                         (Title of Class of Securities)


                                    607415106
                                 (CUSIP Number)

                                  ------------




-------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

Schedule 13G
-------------------------------------------------------------------------------


 CUSIP No. 607415106                 13G
           ------------------
-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Hellman & Friedman Capital Partners II, L.P.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)/x/
                                                                          (b)/ /

-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      California

-------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER  -0-
 BENEFICIALLY
 OWNED BY                ------------------------------------------------------
 EACH REPORTING
 PERSON WITH             6.  SHARED VOTING POWER 10,690,494

                         ------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER  -0-

                         ------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 10,690,494

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  10,690,494

-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        / /
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  23%

-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON  PN

-------------------------------------------------------------------------------

                               Page 2 of 16 Pages

 CUSIP No. 607415106                 13G
           ------------------
-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Hellman & Friedman Investors, L.P.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)/x/
                                                                          (b)/ /

-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      California

-------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER  -0-
 BENEFICIALLY
 OWNED BY                ------------------------------------------------------
 EACH REPORTING
 PERSON WITH             6.  SHARED VOTING POWER 10,690,494

                         ------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER  -0-

                         ------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 10,690,494

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  10,690,494

-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        / /
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  23%

-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON  PN

-------------------------------------------------------------------------------

                               Page 3 of 16 Pages

 CUSIP No. 607415106                 13G
           ------------------
-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Hellman & Friedman Investors, Inc.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)/x/
                                                                          (b)/ /

-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      California

-------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER  -0-
 BENEFICIALLY
 OWNED BY                ------------------------------------------------------
 EACH REPORTING
 PERSON WITH             6.  SHARED VOTING POWER 10,690,494

                         ------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER  -0-

                         ------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 10,690,494

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  10,690,494

-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        /x/
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  23%

-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON  CO

-------------------------------------------------------------------------------

                               Page 4 of 16 Pages

 CUSIP No. 607415106                 13G
           ------------------
-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          H&F International Partners, L.P.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)/x/
                                                                          (b)/ /

-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      California

-------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER  -0-
 BENEFICIALLY
 OWNED BY                ------------------------------------------------------
 EACH REPORTING
 PERSON WITH             6.  SHARED VOTING POWER 141,377

                         ------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER  -0-

                         ------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 141,377

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  141,377

-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        / /
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  .3%

-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON  PN

-------------------------------------------------------------------------------

                               Page 5 of 16 Pages

 CUSIP No. 607415106                 13G
           ------------------
-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          H&F International Investors, L.P.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)/x/
                                                                          (b)/ /

-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      California

-------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER  -0-
 BENEFICIALLY
 OWNED BY                ------------------------------------------------------
 EACH REPORTING
 PERSON WITH             6.  SHARED VOTING POWER 141,377

                         ------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER  -0-

                         ------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 141,377

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  141,377

-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        / /
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  .3%

-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON  PN

-------------------------------------------------------------------------------

                               Page 6 of 16 Pages

 CUSIP No. 607415106                 13G
           ------------------
-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          H&F International Investors, Inc.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)/x/
                                                                          (b)/ /

-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      California

-------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER  -0-
 BENEFICIALLY
 OWNED BY                ------------------------------------------------------
 EACH REPORTING
 PERSON WITH             6.  SHARED VOTING POWER 141,377

                         ------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER  -0-

                         ------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 141,377

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  141,377

-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        / /
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  .3%

-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON  CO

-------------------------------------------------------------------------------

                               Page 7 of 16 Pages

 CUSIP No. 607415106                 13G
           ------------------
-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          H&F Orchard Partners, L.P.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)/x/
                                                                          (b)/ /

-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      California

-------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER  -0-
 BENEFICIALLY
 OWNED BY                ------------------------------------------------------
 EACH REPORTING
 PERSON WITH             6.  SHARED VOTING POWER 662,046

                         ------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER  -0-

                         ------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 662,046

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  662,046

-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        / /
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  1.5%

-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON  PN

-------------------------------------------------------------------------------

                               Page 8 of 16 Pages

 CUSIP No. 607415106                 13G
           ------------------
-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          H&F Orchard Investors, L.P.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)/x/
                                                                          (b)/ /

-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      California

-------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER  -0-
 BENEFICIALLY
 OWNED BY                ------------------------------------------------------
 EACH REPORTING
 PERSON WITH             6.  SHARED VOTING POWER 662,046

                         ------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER  -0-

                         ------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 662,046

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  662,046

-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        / /
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  1.5%

-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON  PN

-------------------------------------------------------------------------------

                               Page 9 of 16 Pages

 CUSIP No. 607415106                 13G
           ------------------
-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          H&F Orchard Investors, Inc.
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)/x/
                                                                          (b)/ /

-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      California

-------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER  -0-
 BENEFICIALLY
 OWNED BY                ------------------------------------------------------
 EACH REPORTING
 PERSON WITH             6.  SHARED VOTING POWER 662,046

                         ------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER  -0-

                         ------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 662,046

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  662,046

-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        / /
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  1.5%

-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON  CO

-------------------------------------------------------------------------------

                               Page 10 of 16 Pages

 CUSIP No. 607415106                 13G
           ------------------
-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          F. Warren Hellman
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)/x/
                                                                          (b)/ /

-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States

-------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER  -0-
 BENEFICIALLY
 OWNED BY                ------------------------------------------------------
 EACH REPORTING
 PERSON WITH             6.  SHARED VOTING POWER 11,493,917

                         ------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER  -0-

                         ------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 11,493,917

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  11,493,917

-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        /x/
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  25%

-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON  IN

-------------------------------------------------------------------------------

                               Page 11 of 16 Pages

 CUSIP No. 607415106                 13G
           ------------------
-------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Tully M. Friedman
-------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)/x/
                                                                          (b)/ /

-------------------------------------------------------------------------------
 3.   SEC USE ONLY

-------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States

-------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER  -0-
 BENEFICIALLY
 OWNED BY                ------------------------------------------------------
 EACH REPORTING
 PERSON WITH             6.  SHARED VOTING POWER 11,493,917

                         ------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER  -0-

                         ------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER 11,493,917

-------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  11,493,917

-------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                        /x/
-------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  25%

-------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON  IN

-------------------------------------------------------------------------------

                               Page 12 of 16 Pages

Schedule 13G
--------------------------------------------------------------------------------

         This Amendment No. 1 to Statement on Schedule 13G amends and restates, as required by Rule 101 of Regulation S-T, the entire Schedule 13G of the Reporting Person as amended by this Amendment No. 1.


ITEM 1(a).    NAME OF ISSUER:

              Mobilemedia Corporation

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              65 Challenger Road
              Ridgefield Park, New Jersey  07660

ITEM 2(a).    NAME OF PERSON FILING:

                   This Statement, as amended by Amendment No. 1 thereto, is
              filed on behalf of Hellman & Friedman Capital Partners II, L.P., a California limited partnership ("Capital Partners"), Hellman & Friedman Investors, L.P., a California limited partnership ("Investors, LP"), Hellman & Friedman Investors, Inc., a California corporation ("Investors, Inc."), H&F International Partners, L.P., a California limited partnership ("International Partners"), H&F International Investors, L.P., a California limited partnership ("International Investors, LP"), H&F International Investors, Inc., a California corporation ("International Investors, Inc."), H&F Orchard Partners, L.P., a California limited partnership ("Orchard Partners"), H&F Orchard Investors, L.P., a California limited partnership ("Orchard Investors, LP"), H&F Orchard Investors, Inc., a California corporation ("Orchard Investors, Inc."), F. Warren Hellman and Tully M. Friedman (each the trustee of revocable trusts which are each 50% shareholders in each of Investors, Inc., International Investors, Inc. and Orchard Investors, Inc.).

                   The foregoing partnerships, corporations and individuals
              (referred to collectively herein as the "Reporting Persons"), because of common ultimate control of their investment decisions by Messrs. Hellman and Friedman, constitute a "group" for purposes of 13(g) of the Securities Exchange Act of 1934.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   The principal business office of each Reporting Person is
              located at One Maritime Plaza, 12th Floor, San Francisco, California 94111.

ITEM 2(c).    CITIZENSHIP:

                   Capital Partners is a California limited partnership.
              Investors, LP is a California limited partnership. Investors, Inc. is a California corporation. International Partners is a California limited partnership. International Investors, LP is a California limited partnership. International Investors, Inc. is a California corporation. Orchard Partners is a California limited partnership. Orchard Investors, LP is a California limited partnership. Orchard Investors, Inc. is a California corporation. F. Warren Hellman is a United States citizen.
              Tully M. Friedman is a United States citizen.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

                   Class A Common Stock

ITEM 2(e).    CUSIP NUMBER:

                               Page 13 of 16 Pages

Schedule 13G
--------------------------------------------------------------------------------


                   607415106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a) / / Broker or Dealer registered under Section 15 of the Act,

      (b) / / Bank as defined in Section 3(a)(6) of the Act,

      (c) / / Insurance Company as defined in Section 3(a)(19) of the Act,

      (d) / / Investment Company registered under Section 8 of the Investment Company Act.

      (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

      (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; SEE 13d-1(b)(1)(ii)(F).

      (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); SEE Item 7,

      (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.       OWNERSHIP(2)


-------------------------------------------------------------------------------------------------------
    Reporting                    Number of         %                      Power to             Power
    Person                         Shares         Of                        Vote               to
                             Beneficially Owned  Class                                        Dispose
                                                           ---------------------------------------------
                                                             Sole      Shared       Sole      Shared
--------------------------------------------------------------------------------------------------------

Capital Partners                10,690,494(3)      23%       -0-      10,690,494    -0-     10,690,494
Investors, LP                   10,690,494         23%       -0-      10,690,494    -0-     10,690,494
Investors, Inc.(4)              10,690,494         23%       -0-      10,690,494    -0-     10,690,494
International Partners          141,377            .3%       -0-      141,377       -0-     141,377
International Investors, LP     141,377(5)         .3%       -0-      141,377       -0-     141,377

--------------------


(2) Beneficial ownership is disclosed as of January 2, 1997 in order to reflect the acquisition of 507,500 shares of Class A Common Stock.

(3) This number includes 1,470,142 shares of Class B Common Stock presently convertible to Class A stock and 159,141 presently exercisable Options to purchase Class A Common Stock.

(4) Excludes 5,603,815 shares (4,821,542 shares of Class A Common Stock and 782,273 shares of Class B Common Stock) held by H&F Mobilemedia Partners L.L.C. ("LLC"). Investors, Inc. is the manager of LLC, but has only a nominal membership interest in LLC. Investors, Inc. disclaims beneficial ownership of such shares pursuant to Rule 13d-4.

(5) This number includes 19,441 shares of Class B Common Stock presently convertible to Class A stock and 2,104 presently exercisable Options to purchase Class A stock.

                                 Page 14 of 16 Pages

Schedule 13G
--------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
    Reporting                       Number of          %                 Power to              Power
    Person                            Shares          Of                   Vote                  to
                                Beneficially Owned   Class                                     Dispose
--------------------------------------------------------------------------------------------------------
International Investors, Inc.   141,377                .3%       -0-      141,377       -0-     141,377
Orchard Partners                662,046(6)            1.5%       -0-      662,046       -0-     662,046
Orchard Investors, LP           662,046               1.5%       -0-      662,046       -0-     662,046
Orchard Investors, Inc.         662,046               1.5%       -0-      662,046       -0-     662,046
F. Warren Hellman(4)            11,493,917(7)          25%       -0-      11,493,917    -0-     11,493,917
Tully M. Friedman(4)            11,493,917             25%       -0-      11,493,917    -0-     11,493,917


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

ITEM 10. CERTIFICATION.

              Not Applicable



--------------------

(6) This number includes 91,044 shares of Class B Common Stock presently convertible to Class A stock and 9,854 presently exercisable Options to purchase Class A stock.

(7) This number includes 1,580,627 shares of Class B Common Stock presently convertible to Class A stock and 171,099 presently exercisable Options to purchase Class A stock.


                                    Page 15 of 16 Pages

Schedule 13G

--------------------------------------------------------------------------------


                                      SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 13, 1997
      (Date)
                                       HELLMAN & FRIEDMAN INVESTORS, INC.


                                       By:________________________________
                                                 (Signature)

                                       Name:  Georgia Lee
                                       Title:  Vice President


              The Agreement with Respect to Schedule 13G, dated as of February 12, 1996, among the Reporting Persons, which is on file with the Commission and which authorizes any member of the "group" to file on behalf of the "group," is hereby incorporated by reference.

                                    Page 16 of 16 Pages